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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                CMC CONSOLIDATED
                          DEBT RATIOS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                                                   YEAR ENDED AUGUST 31,
                                                                                   ---------------------
                                                                     1999        2000       2001        2002       2003
                                                                     ----        ----       ----        ----       ----
EARNINGS:
Earnings Before Income Taxes                                        $74,803    $ 70,660    $38,415     $63,138    $30,394
Interest Expense                                                     19,650      27,319     27,608      18,708     15,338
Interest Imputed on Rent                                              3,033       3,555      3,828       3,925      4,476
Amortization of Capitalized Interest                                    602       1,367      1,370       1,307      1,437
                                                                    -------    --------    -------     -------    -------

TOTAL EARNINGS                                                       98,088     102,901     71,221      87,078     51,645

FIXED CHARGES:
Interest Expense                                                     19,650      27,319     27,608      18,708     15,338
Interest Capitalized                                                  4,547         808      1,111         447        254
Interest Imputed on Rent                                              3,033       3,555      3,828       3,925      4,476
                                                                    -------    --------    -------     -------    -------

TOTAL FIXED CHARGES                                                  27,230      31,682     32,547      23,080     20,068

RATIO OF EARNINGS TO FIXED CHARGES                                     3.60       3.25       2.19        3.77       2.57
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